Exhibit 5.1

DLA Piper LLP (US) 650 S Exeter Street Suite 1100 Baltimore, Maryland 21202 www.dlapiper.com

May 20, 2026

CareTrust REIT, Inc.
24901 Dana Point Harbor Dr, Suite A200
Dana Point, CA 92629

Offering of Common Stock

Ladies and Gentlemen:

We serve as special Maryland counsel to CareTrust REIT, Inc., a Maryland corporation (the “Company”), and have been requested to render this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the automatic shelf registration statement of the Company on Form S-3 (Registration No. 333-293536) (the “Registration Statement”), prepared and filed by the Company on February 17, 2026 with the Securities and Exchange Commission (the “Commission”), including the base prospectus included therein at the time the Registration Statement became effective (the “Base Prospectus”), and the preliminary prospectus supplement, dated May 18, 2026, and filed by the Company with the Commission on May 18, 2026, pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus, the “Preliminary Prospectus”), and the final prospectus supplement, dated May 18, 2026, and filed by the Company with the Commission on May 20, 2026 pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus, the “Prospectus”), of the offering by the Company of an aggregate of (i) 12,500,000 shares (the “Firm Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and (ii) an additional 1,875,000 shares of Common Stock (the “Optional Shares,” and together with the Firm Shares, the “Shares”) pursuant to the option to purchase additional shares pursuant to the Underwriting Agreement, dated as of May 18, 2026 (the “Underwriting Agreement”), by and among the Company and CTR Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), on the one hand, and Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, acting as representatives (in such capacity, collectively, the “Representatives”) of the several underwriters named on Schedule I to the Underwriting Agreement (collectively, the “Underwriters”) and the forward sellers and each of Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association, as the forward purchasers (collectively, the “Forward Purchasers”), and the separate Forward Sale Agreements, each dated May 18, 2026, between the Company and the respective Forward Purchasers in connection with the forward sale transactions (collectively, the “Forward Sale Agreements”), by and between the Company and each Forward Purchaser. Pursuant to the terms of the Forward Sale Agreements, up to 12,500,000 shares of Common Stock may be issued by the Company upon the settlement of the Forward Sale Agreements (the “Confirmation Shares”), subject to the Company’s right to elect Cash Settlement or Net Share Settlement (as such terms are defined in the Forward Sale Agreements).

This opinion letter is being provided at your request in connection with the filing by the Company with the Commission of a Current Report on Form 8-K on the date hereof (the “Form 8-K”), and supplements our opinion, dated February 17, 2026, previously filed as Exhibit 5.2 to the Registration Statement. Capitalized terms used but not defined herein shall have the meanings specified in the Underwriting Agreement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Registration Statement;

(b)	the Underwriting Agreement;

(c)	the Forward Sale Agreements;

CareTrust REIT, Inc.
May 20, 2026

(d)	the Preliminary Prospectus;

(e)	the Prospectus;

(f)
the charter of the Company, as in effect on the date hereof, represented by the Articles of Amendment and Restatement of the Company as filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on and effective as of May 13, 2014, as amended by the Articles of Amendment to Articles of Amendment and Restatement of the Company as filed with the SDAT on and effective as of May 30, 2018 (collectively, the “Charter”);

(g)
the Company’s Amended and Restated Bylaws, as certified by the Secretary of the Company, as in effect on the date hereof (in the form attached to the Officer’s Certificate (as defined below)) (the “Bylaws”);

(h)
resolutions, or actions by written consent, of the Board of Directors of the Company (the “Board Resolutions”) relating to, among other things, (i) the authorization and issuance of the Shares and the issuance of the Confirmation Shares, and (ii) the authorization of the execution, delivery and performance by the Company of the Underwriting Agreement and each of the Forward Sale Agreements, as certified by the Company to be in effect on the date hereof, and (iii) the appointment and establishment of a Securities Committee of the Board of Directors and the transactions contemplated thereby, certified by an officer of the Company;

(i)
resolutions, actions by written consent, of the Securities Committee of the Board of Directors of the Company (the “Securities Committee Resolutions” and together with the Board Resolutions, the “Resolutions”) relating to, among other things, the authorization of the issuance and sale of the Shares and the issuance of the Confirmation Shares, the selection of the Underwriters and approval of the Underwriting Agreement and each of the Forward Sale Agreements;

(j)	a certificate executed by an officer of the Company (the “Officer’s Certificate”), dated as of the date hereof, as to certain factual matters;

(k)	the certificate of the SDAT as to the existence and good standing of the Company in the State of Maryland dated as of a recent date (the “Good Standing Certificate”); and

(l)	such other documents as we have deemed necessary or appropriate to enable us to express the opinions set forth below.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness and validity of all signatures (including all signatures via DocuSign, eSignature or similar technology), (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company, (vi) all public records reviewed are accurate and complete, and (vii) the conformity of the documents filed with the Commission via the Electronic Data Gathering and Retrieval System, as supplemented by its Interactive Data Electronic Applications system (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and submitted for our examination.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

(1)
The Company is a corporation validly existing under the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power to issue the Shares and the Confirmation Shares.

CareTrust REIT, Inc.
May 20, 2026

(2)
The Shares, when issued and sold by the Company in accordance with the terms of the Underwriting Agreement and Forward Sale Agreements, as applicable, the Resolutions, the Registration Statement and the Prospectus, have been duly authorized, and, when issued and delivered to and paid for by the purchasers thereof in accordance with the terms of the Underwriting Agreement or the Forward Sale Agreements, as applicable, to the extent issued and delivered by the Company against payment therefor in accordance with the Underwriting Agreement, will be validly issued and fully paid and non-assessable.

The opinions in paragraph 1 with respect to existence and good standing of the Company are based solely on the Good Standing Certificate. In expressing the opinions above, we have assumed (i) that the Shares and the Confirmation Shares will not be issued or sold in violation of Article VII of the Charter and (ii) that, upon issuance of the Shares and Confirmation Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

The opinions expressed above are subject to the following assumptions, exceptions, qualifications and limitations:

(A)        We have made no investigation or verification of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution) and reported judicial decisions interpreting the foregoing) in effect on the date hereof (collectively, “Applicable Law”). This opinion letter concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. As to matters of such Applicable Laws, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

(B)        We express no opinion as to compliance with the securities (or “blue sky”) laws of any jurisdiction or as to federal or state tax laws or laws regarding fraudulent transfers, health care laws, broker licensing laws, real estate syndication laws, mortgage lending laws or principles of conflicts of laws of the State of Maryland or any other jurisdiction.

(C)       The foregoing opinions are rendered as of the date hereof. We assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or that may hereafter occur.

(D)         We express no opinion as to the issuance of any securities by any issuer other than the Company.

(E)         This opinion letter is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Form 8-K on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ DLA Piper LLP (US)